EXHIBIT 10.1

CITIBANK, N.A. 730 Veterans Memorial Highway Hauppauge, NY 11788

November 22, 2015

Comtech Telecommunications Corp.
68 South Service Road, Suite 230
Melville, NY 11747

Attention: Michael D. Porcelain

Commitment Letter
Senior Secured Credit Facilities

Ladies and Gentlemen:

Comtech Telecommunications Corp., a Delaware corporation (the “Borrower” or “you”), has advised Citi (as defined below) that the Borrower desires to consummate the Transactions (as defined in Exhibit A hereto (such exhibit, the “Transactions Description”)). Capitalized terms used in this letter agreement but not defined herein shall have the meanings given to them in the Exhibits (as defined below) hereto. For the purposes of this Commitment Letter and the Fee Letter referred to below, “Citi” shall mean Citibank, N.A. and/or any of its affiliates as it shall determine to be appropriate to provide the services contemplated herein. The terms “Commitment Parties”, “we” or “us” refer to Citi or, after the appointment of any additional Arrangers and Initial Lenders pursuant to Section 1 hereof, all Arrangers and Initial Lenders as a group.

Upon the terms and subject only to the conditions set forth in Section 3 of this letter agreement and the attached Exhibit C (Exhibit C, together with Exhibit A and Exhibit B, collectively, the “Exhibits” and, together with this letter agreement, this “Commitment Letter”), Citi is pleased to inform the Borrower of Citibank, N.A.’s commitment on behalf of Citi to provide 100% of the aggregate principal amount of each of the Facilities (Citi, in such capacity, an “Initial Lender” and collectively with any additional Initial Lenders hereafter appointed pursuant to Section 1 hereof, the “Initial Lenders”).

Section 1.             Title and Roles.

You hereby appoint (i) Citi to act, and Citi hereby agrees to act, together with any additional Arrangers hereafter appointed pursuant to this Section 1, as a joint bookrunner and joint lead arranger with respect to the Facilities (Citi, together with any other agents, co-agents, joint bookrunners, joint lead arrangers or co-managers appointed pursuant to this Section 1, each in such capacity, an “Arranger” and, collectively in such capacities, the “Arrangers”) and (ii) Citi to act, and Citi hereby agrees to act, as sole administrative agent and collateral agent with respect to the Facilities, in each case upon the terms and subject to the conditions described in this Commitment Letter. You agree that no additional agents, co-agents, bookrunners, lead arrangers or co-managers will be appointed, or other titles conferred, and no compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid to any other person in order to obtain commitments to the Facilities unless you and the Commitment Parties shall so agree; provided that we shall be entitled, upon consultation with you, to appoint additional agents, co-agents, joint bookrunners, joint lead arrangers or co-managers (it being understood and agreed that, to the extent we appoint any additional agents, co-agents, joint bookrunners, joint lead arrangers or co-managers in respect of the Facilities, then, notwithstanding anything herein to the contrary, the commitments of the Initial Lender as of the date hereof in respect of the Facilities will be permanently reduced by the amount of the commitments of such appointed entities (or their relevant affiliates) in respect of each of the Facilities upon the execution by such financial institution (and any relevant affiliate) of customary joinder documentation (in form and substance acceptable to you and us) and, thereafter, each such financial institution (and any relevant affiliate) shall constitute an “Arranger” and it or its relevant affiliate providing such commitment shall constitute an “Initial Lender” and “Commitment Party” and the commitments of the Commitment Parties in respect of the Facilities shall be several and not joint). Citi will have primary authority for managing the syndication of the Facilities and Citi shall have “left side” placement in any and all marketing materials or other documentation used in connection with the Facilities and shall hold the leading role and responsibilities conventionally associated with such “left” placement.

Section 2.             Syndication.

The Commitment Parties reserve the right, prior to and/or after the execution of the definitive documentation (including any security agreements, ancillary agreements, certificates or other documents delivered in connection therewith) with respect to the Facilities (collectively, the “Operative Documents”), to syndicate all or a portion of their commitments under the Facilities to one or more other banks, financial institutions, investors and other lenders identified by us and reasonably acceptable to you (such consent not to be unreasonably withheld, delayed or conditioned) (the lenders providing the Facilities, together with the Initial Lenders, collectively referred to herein as the “Lenders”); provided that the Commitment Parties will not syndicate to (a) persons that are competitors of any of the Borrower, the Acquired Business and their respective subsidiaries identified in writing to us from time to time (or subsidiaries or affiliates of any such competitors that are clearly identifiable as such on the basis of such subsidiary or affiliate’s name) (in each case, other than a bona fide bank, debt fund or an investment vehicle that is generally engaged in the making of, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its business); provided, further that any supplementation of such list delivered to us (or, on and following the Closing Date, the Agent in respect of the Facilities) in writing from time to time shall not apply retroactively to disqualify any parties that have previously acquired an assignment or participation interest in the loans or commitments under the Facilities, or (b) banks, financial institutions and other entities (or subsidiaries thereof) separately identified by you to us in writing prior to the date hereof (such persons or entities described in clause (a) or (b), collectively the “Disqualified Lenders”). Subject to the foregoing, Citi will manage all aspects of the syndication of the Facilities in consultation with the Borrower, including the timing of the commencement of syndication efforts, the timing of all offers to potential Lenders, the determination of all amounts offered to potential Lenders, the selection of Lenders and the allocation of commitments among the Lenders. Notwithstanding our right to syndicate the Facilities as provided in this Section 2 and receive commitments with respect thereto, (a) no assignment or novation shall become effective with respect to all or any portion of our commitment in respect of the Facilities until after the funding of the Facilities on the Closing Date (other than with respect to assignments or novations to the additional Arrangers and Initial Lenders appointed in accordance with Section 1 of this Commitment Letter) and (b) unless you otherwise agree in writing, we shall retain exclusive control over all rights and obligations with respect to our commitments and other obligations hereunder, including all rights with respect to consents, modifications, supplements, waivers and amendments of this Commitment Letter and the Fee Letter, until the funding of the Facilities on the Closing Date.

Without limiting your obligations to assist with syndication efforts as set forth herein, it is understood that our commitments hereunder are not conditioned upon the syndication of, or receipt of commitments in respect of, the Facilities and in no event shall the commencement or successful

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completion of syndication of the Facilities, nor the obligation to assist with syndication efforts as set forth herein, constitute a condition to the commitment hereunder or the funding of the Facilities on the Closing Date (as defined below). The Arrangers may commence syndication efforts promptly upon the execution of this Commitment Letter and as part of its syndication effort it is the Arrangers’ intent to have Lenders commit to the Facilities prior to the Closing Date. Until the earlier of (i) the 60th day following the date of the consummation of the Acquisition with the proceeds of the initial funding under any of the Facilities (the date of such consummation and funding, the “Closing Date”), and (ii) the date upon which a Successful Syndication (as defined in the Fee Letter) is achieved (such earlier date, the “Syndication Date”), the Borrower hereby agrees to use its commercially reasonable efforts to assist, and use its commercially reasonable efforts to cause the Acquired Business to assist, us in achieving a syndication that is reasonably satisfactory to us and you. The Borrower’s assistance in achieving such syndication shall include but not be limited to: (i) making appropriate members of the senior management, representatives and advisors of the Borrower (and using its commercially reasonable efforts to make appropriate members of the senior management, representatives and advisors of the Acquired Business) available to participate in informational meetings with potential Lenders at such times and locations to be mutually agreed (or, if you and we shall agree, conference calls in lieu of any such meeting); (ii) using its commercially reasonable efforts to ensure that the syndication efforts benefit from the existing lending relationships of the Borrower (and, to the extent practical and appropriate, of the Acquired Business); (iii) assisting (and using its commercially reasonable efforts to cause its affiliates and advisors, and the Acquired Business and its affiliates and advisors, to assist) in the preparation (and/or providing to us) of a customary confidential information memorandum for each Facility and other customary marketing materials with respect to the Borrower and its subsidiaries, the Acquired Business or the Transactions in connection with the syndication (collectively, the “Company Materials”) and using its commercially reasonable efforts to ensure that the Arrangers shall have received no later than 20 business days prior to the Closing Date all necessary information to complete the confidential information memorandum (including executed customary authorization letters in respect thereof that include a customary “10b-5” representation); (iv) providing or causing to be provided customary financial information and projections for the Borrower and its subsidiaries after giving effect to the Transactions, including for the fiscal years 2016 through 2020 and for the four fiscal quarters beginning with the first fiscal quarter in which the Closing Date is expected to occur, in each case in form reasonably satisfactory to the Arrangers; (v) the hosting, with the Arrangers, of a reasonable number of meetings or conference calls of prospective Lenders (and your using commercially reasonable efforts to cause certain officers of the Acquired Business to be available for such meetings); and (vi) delivering to the Arrangers, promptly upon receipt thereof, all financial information related to the Acquired Business delivered to the Borrower pursuant to the Acquisition Agreement.

The Borrower acknowledges that (i) the Arrangers may make available the Company Materials on a confidential basis to potential Lenders by posting the Company Materials on Intralinks, SyndTrak Online, Debtdomain, the internet, email and/or similar electronic transmission systems (the “Platform”) and (ii) certain of the potential Lenders may be public side Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to you, your subsidiaries, the Acquired Business or any securities of any thereof) (each, a “Public Lender”). The Borrower agrees that (A) at the reasonable request of any Arranger, it will assist us in preparing a version of the information package and presentation to be provided to potential Lenders that does not contain any material non-public information concerning you, your subsidiaries, the Acquired Business or any securities of any thereof for purposes of United States federal and state securities laws (any such information, “MNPI”, and any information package or presentation that contains MNPI is referred to as “Private-Side Materials”); (B) all Company Materials that are Private-Side Materials will be clearly and conspicuously marked “Private, contains Material Non-Public Information” which will mean that “Private, contains Material Non-Public Information” will appear prominently on the first page thereof; (C) if any Company Materials are not marked, the Borrower will be deemed to have authorized the Arrangers and the proposed Lenders to treat

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such Company Materials as not containing any MNPI; (D) all Company Materials not marked “Private, contains Material Non-Public Information” are permitted to be made available through a portion of the Platform designated “Public Lender”; and (E) the Borrower shall provide us with customary authorization letters for inclusion in the Company Materials that represents that any Company Materials not marked “Private, contains Material Non-Public Information” does not include MNPI and will contain customary language exculpating us and our respective affiliates with respect to any liability related to the use or misuse of the contents of the Company Materials by the recipients thereof. The Arrangers agree to treat any Company Materials that are marked “Private, contains Material Non-Public Information” as being suitable only for posting on a portion of the Platform not designated “Public Lender”. To ensure an orderly and effective syndication of each Facility, the Borrower agrees that, until the Syndication Date, the Borrower will not, and will not permit any of its subsidiaries to (and the Borrower will use commercially reasonable efforts to not permit the Acquired Business to), syndicate, issue, place, arrange or attempt to syndicate, issue, place or arrange, or announce or authorize the announcement of the syndication, issuance, placement or arrangement of, any debt facility or debt security (including, without limitation, the renewal of any thereof, but excluding the Facilities) without the prior written consent of the Arrangers if such syndication, issuance, placement or arrangement could reasonably be expected to impair the primary syndication of the Facilities.

Section 3.             Conditions.

The commitments of each Commitment Party hereunder to fund its respective portion of the Facilities on the Closing Date and the agreements of each of the Arrangers to perform the services described herein are subject solely to the satisfaction of the conditions set forth in the below paragraph of this Section 3 and Exhibit C (collectively, the “Funding Conditions”); it being understood that there are no conditions (implied or otherwise) to the commitments hereunder other than the Funding Conditions that are expressly stated to be conditions to the initial funding under the Facilities on the Closing Date (and upon satisfaction or waiver of the Funding Conditions, the initial funding under the Facilities shall occur).

Notwithstanding anything in this Commitment Letter, the Fee Letter, the Operative Documents or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations and warranties relating to you, the Guarantors, the Acquired Business, your and their respective subsidiaries and your and their respective businesses the accuracy of which shall be a condition to the availability of the Facilities on the Closing Date shall be (A) the Specified Representations (as defined below) made by the Borrower and the Guarantors in the Operative Documents and (B) such of the representations and warranties made by or with respect to the Acquired Business in the Acquisition Agreement as are material to the interests of the Arrangers and the Lenders, but only to the extent that you or Merger Sub have the right to terminate your (or its) obligations under the Acquisition Agreement, or the right not to consummate the Acquisition, pursuant to the Acquisition Agreement as a result of a breach of any such representations and warranties (the “Acquired Business Representations”), (ii) the terms of the Operative Documents shall be in a form such that they do not impair the availability of the Facilities on the Closing Date if the Funding Conditions set forth in this Section 3 and in Exhibit C hereto are satisfied (or waived by each of the Commitment Parties) (it being understood that to the extent any Collateral (other than Collateral that may be perfected by (A) the filing of a UCC financing statement, (B) taking delivery and possession of stock (or other equity interest) certificates and related stock powers executed in blank (other than in respect of any immaterial subsidiary (to be defined in a manner to be reasonably agreed) of the Borrower or any subsidiary of the Borrower organized outside of the United States), to the extent, where applicable, such stock certificates are received from the Acquired Business on or prior to the Closing Date or (C) the filing of a short form security agreement with the United States Patent and Trademark Office or the United States Copyright Office) cannot be delivered or a security interest therein cannot be created or perfected on the Closing

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Date after your use of commercially reasonable efforts to do so, then the creation and/or perfection of the security interest in such Collateral shall not constitute a condition precedent to the availability of the Facilities on the Closing Date, but instead shall be required to be accomplished pursuant to arrangements to be reasonably and mutually agreed by the parties hereto acting reasonably (x) within two business days after the Closing Date, in the case of stock (or other equity interest) certificates and related stock powers executed in blank relating to the Acquired Business or (y) within 60 days after the Closing Date, in all other cases (in each case, with extensions available in the Agent’s reasonable discretion)). Those matters that are not covered by or made clear under the provisions of this Commitment Letter shall be negotiated in good faith and are subject to the approval and agreement of us and you; provided that nothing in the Operative Documents shall increase or expand the conditions to initial funding set forth in this Section 3 or in Exhibit C and, in all other respects, that such approvals and agreements shall be in a manner that is consistent with the Summary of Principal Terms and Conditions set forth in Exhibit B and, with respect to other terms, the Documentation Principles (as defined in Exhibit B). For purposes hereof, “Specified Representations” means the representations and warranties made by the Borrower and the Guarantors set forth in the Operative Documents relating to due organization, corporate existence and good standing, organizational power and authority (as to the execution, delivery and performance of the applicable Operative Documents), the due authorization, execution, delivery and enforceability of the applicable Operative Documents, no violation of, or conflict with, organizational documents of the Borrower and the Guarantors, in each case, related to the entering into and performance of the Operative Documents, solvency as of the Closing Date of the Borrower and its subsidiaries on a consolidated basis after giving effect to the Transactions, the creation and perfection of security interests in the Collateral (subject to the limitations set forth in the preceding sentence), Federal Reserve margin regulations, Patriot Act (as defined below), FCPA, OFAC and laws applicable to sanctioned persons, the Investment Company Act and status of the Facilities and the guarantees as senior debt (if applicable). Without limiting the conditions precedent provided herein to funding the consummation of the Acquisition with the proceeds of the Facilities, the Arrangers will cooperate with you as reasonably requested in coordinating the timing and procedures for the funding of the Facilities in a manner consistent with the Acquisition Agreement. The provisions of this paragraph are referred to as the “Limited Conditionality Provisions”.

Section 4.             Commitment Termination.

Each Commitment Party’s commitment hereunder and the other obligations set forth in this Commitment Letter will terminate on the earliest of: (a) the consummation of the Acquisition with or without the funding of any of the Facilities, (b) March 22, 2016 and (c) the date the Acquisition Agreement is terminated (such earliest date, the “Termination Date”).

Section 5.             Fees.

As consideration for our commitments and other obligations hereunder and our agreement to perform the services described herein, you agree to pay (or to cause to be paid) to us the fees set forth in this Commitment Letter and in the fee letter dated the date hereof among the parties hereto (such fee letter, as amended, amended and restated, supplemented or otherwise modified, the “Fee Letter”). The terms of the Fee Letter are an integral part of Citi’s commitments and other obligations hereunder and Citi’s agreement to perform the services described herein and constitute part of this Commitment Letter for all purposes hereof. Each of the fees described in this Commitment Letter and the Fee Letter shall be nonrefundable when paid.

Section 6.             Indemnification.

The Borrower shall indemnify and hold harmless each Commitment Party, its affiliates, and each Commitment Party’s and such affiliates’ respective directors, officers, employees, agents,

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trustees, representatives, attorneys, consultants and advisors (each, an “Indemnified Person”) from and against any and all actual claims (including, without limitation, shareholder actions), damages, losses, liabilities and expenses (including, without limitation, reasonable and documented out-of-pocket fees and disbursements of counsel but limited, in the case of legal fees and disbursements, to one counsel to such Indemnified Persons, taken as a whole, and, solely in the case of an actual or potential conflict of interest, one additional counsel to each set of similarly affected Indemnified Persons, taken as a whole (and, if reasonably necessary, (x) of one regulatory or specialty counsel with respect to any material regulatory and/or other specialty areas and (y) of one local counsel in any material jurisdiction, in each case, to all such persons, taken as a whole and, solely in the case of any such actual or potential conflict of interest, one additional counsel of the applicable type to each set of similarly affected Indemnified Persons)), that may be incurred by or asserted or awarded against any Indemnified Person (including, without limitation, in connection with or relating to any investigation, litigation or proceeding or the preparation of a defense in connection therewith), in each case arising out of or in connection with or by reason of this Commitment Letter, the Fee Letter, the Acquisition Agreement or the Operative Documents, the Transactions or the transactions contemplated hereby or thereby or any use of the proceeds thereof (any of the foregoing, a “Proceeding”), except to the extent such claim, damage, loss, liability or expense is (i) found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from (a) such Indemnified Person’s bad faith, gross negligence or willful misconduct or (b) a material breach of the obligations of such Indemnified Person under this Commitment Letter or (ii) the result of any Proceeding that is not the result of an act or omission by you or any of your affiliates and that is brought by an Indemnified Person against any other Indemnified Person (other than any claims against any Commitment Party in its capacity or in fulfilling its role as Arranger, administrative agent, collateral agent or any similar role under the Facilities). In the case of an investigation, litigation or other proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, any of its affiliates, security holders or creditors, an Indemnified Person or any other person, or an Indemnified Person is otherwise a party thereto and whether or not the Transactions are consummated.

In no event shall any party hereto be liable on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings); provided that nothing contained in this paragraph shall limit your indemnity and reimbursement obligations for such damages awarded to third parties to the extent set forth in the immediately preceding paragraph.

You agree that, without our prior written consent, neither you nor any of your subsidiaries will settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under the indemnification provision of this Commitment Letter (whether or not we or any other Indemnified Person is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of each Indemnified Person from all liability arising out of such claim, action or proceeding and does not include a statement as to or an admission of fault, culpability or failure to act by or on behalf of any Indemnified Person.

The Borrower acknowledges that information and other materials relative to the Operative Documents and the Transactions may be transmitted through the Platform. No Indemnified Person will be liable to the Borrower or any of its affiliates or any of its security holders or creditors for any damages arising from the use by unauthorized persons of information or other materials sent through the Platform that are intercepted by such persons, except to the extent such liability is determined by a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Person’s bad faith, gross negligence or willful misconduct.

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Section 7.             Costs and Expenses.

The Borrower shall pay, or reimburse the Commitment Parties upon the earlier to occur of (i) the Closing Date and (ii) the date of the termination or expiration of the commitments under this Commitment Letter (and thereafter, if applicable, on demand) for, all reasonable and documented out-of-pocket costs and expenses incurred by the Commitment Parties in connection with the Facilities, the Transactions and the preparation, negotiation, execution and delivery of this Commitment Letter, the Fee Letter and the Operative Documents, including, without limitation, reasonable costs associated with posting the Company Information on the Platform and reasonable and documented fees, disbursements and other charges of one primary counsel to the Commitment Parties and of a single local counsel to the Commitment Parties in each material jurisdiction (excluding any costs of in-house counsel), regardless of whether any of the transactions contemplated hereby is consummated. The Borrower shall also pay all reasonable and documented out-of-pocket costs and expenses of the Commitment Parties (including, without limitation, the reasonable fees, disbursements and other charges of one primary counsel to the Commitment Parties and (x) of one regulatory or specialty counsel with respect to any material regulatory and/or other specialty areas and (y) of a one local counsel to the Commitment Parties in each material jurisdiction) incurred in connection with the enforcement of any of their rights and remedies hereunder.

Section 8.             Confidentiality.

The Borrower agrees that this Commitment Letter and the Fee Letter are for its confidential use only and that neither their existence nor the terms hereof or thereof will be disclosed by it to any person other than its subsidiaries and the officers, directors, employees, managers, members, partners, accountants, attorneys and other advisors of the Borrower and its subsidiaries (the “Borrower Representatives”), and then only on a confidential and “need to know” basis in connection with the transactions contemplated hereby; provided, however, that the Borrower may disclose this Commitment Letter and the contents hereof and, solely pursuant to the following clauses (a)(i), (b) and (e), the Fee Letter and the contents thereof: (a) as may be compelled in (i) a judicial or administrative proceeding or in any proceeding or pursuant to the order of any court or administrative agency or upon the request or demand of any regulatory authority or (ii) as otherwise required by law or in any required filings with the Securities and Exchange Commission and to the extent required by applicable regulatory authorities or stock exchanges (but not the Fee Letter or the contents thereof, except as part of generic disclosure of aggregate sources and uses with respect to the Transactions); (b) to the Acquired Business and its respective subsidiaries and controlling persons and the officers, directors, employees, managers, members, partners, accountants, attorneys and other advisors of any of the foregoing who are directly involved in the consideration of this matter, in each case on a confidential and “need to know” basis in connection with the transactions contemplated hereby (but not the Fee Letter or the contents thereof, except as part of generic disclosure of aggregate sources and uses with respect to the Transactions); (c) in syndication or other marketing materials relating to the Facilities (but not the Fee Letter or the contents thereof, except as part of generic disclosure of aggregate sources and uses with respect to the Transactions); (d) to Moody’s and S&P on a confidential basis (but not the Fee Letter or the contents thereof, except as part of generic disclosure of aggregate sources and uses with respect to the Transactions); or (e) with our prior written consent; and provided, further, that the Borrower may disclose the Fee Letter, to the extent the Fee Letter has been redacted in a manner acceptable to Citi with respect to the fees and the “Market Flex” provisions, to the Acquired Business and its controlling persons and the officers, directors, employees, managers, members, partners, accountants, attorneys and other advisors of any of the foregoing who are directly involved in the consideration of this matter, in each case on a confidential and “need to know” basis in connection with the transactions contemplated hereby.

Each Commitment Party, on behalf of itself and its affiliates, agrees that it will use all confidential information provided to it or its affiliates by or on behalf of you hereunder solely for the

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purpose of providing the services which are the subject of this Commitment Letter and shall treat confidentially all such information; provided that nothing herein shall prevent any Commitment Party from disclosing any such information (a) pursuant to the order of any court or administrative agency or otherwise as required by applicable law or regulation or as requested by a governmental authority (in which case such Commitment Party, to the extent permitted by law and except with respect to any audit or examination conducted by bank accountants or any governmental bank authority exercising examination or regulatory authority, agrees to inform you promptly thereof), (b) upon the request or demand of any regulatory authority having jurisdiction over such Commitment Party or any of its affiliates, (c) to the extent that such information becomes publicly available other than by reason of disclosure by any Commitment Party in violation of this paragraph, (d) to the extent that such information is received by any Commitment Party from a third party that is not, in each case to such Commitment Party’s knowledge, (i) in such third party’s possession illegally or (ii) subject to confidentiality obligations to you, your subsidiaries or the Acquired Business, (e) to the extent that such information is independently developed by any Commitment Party, (f) to any of the Commitment Parties’ affiliates and any of their respective employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Facilities and are informed of the confidential nature of such information, (g) to prospective Lenders, participants or assignees of obligations under the Facilities, in each case who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph) or (h) for the purposes of establishing any appropriate defense or in connection with the exercise of any rights or remedies. The Commitment Parties’ obligations under this paragraph shall automatically terminate and be superseded by the confidentiality provisions in the Operative Documents upon the execution and delivery thereof and, in the event the Operative Documents have not theretofore been executed and delivered, shall expire on the date occurring 24 months after the date hereof.

You acknowledge that neither any of the Commitment Parties nor any of their affiliates provide accounting, tax or legal advice. You further acknowledge that the Commitment Parties and their affiliates may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other persons in respect of which you, the Acquired Business and your and its respective affiliates may have conflicting interests regarding the transactions described herein and otherwise. You also acknowledge that none of the Commitment Parties or their affiliates has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by them from other persons. As you know, the Commitment Parties and/or their affiliates are full service securities firms engaged, either directly or through their affiliates, in various activities, including securities trading, commodities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, the Commitment Parties and their respective affiliates actively engage in commodities trading or may trade the debt and equity securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of the Borrower and other companies which may be the subject of the arrangements contemplated by this Commitment Letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities. The Commitment Parties or their affiliates also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you, the Acquired Business or other companies which may be the subject of the arrangements contemplated by this Commitment Letter or engage in commodities trading with any thereof.

In addition, the parties hereto acknowledge that you have retained Citi as financial advisor (in such capacity, the “Financial Advisor”) in connection with the Acquisition. The parties hereto agree not to assert any claim that could be alleged based on any actual or potential conflicts of

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interest that might be asserted to arise or result from, on the one hand, the engagement of the Financial Advisor and, on the other hand, our and our affiliates’ relationships with you as described and referred to herein.

Section 9.             Representations and Warranties.

Subject to Section 3 hereof, the accuracy of which shall not be a condition to the commitments hereunder or the funding of the Facilities on the Closing Date, the Borrower represents and warrants (which representation and warranty, in the case of any information relating to the Acquired Business prior to the Acquisition, is to the best of the Borrower’s knowledge) that (i) all written information, other than Projections (as defined below), other forward-looking information and information of a general economic or industry-specific nature, that has been or will hereafter be made available to any of the Commitment Parties, any Lender or any potential Lender by or on behalf of the Borrower or any of its representatives in connection with the Transactions (the “Information”) is and will be, when furnished, true and correct in all material respects and does not and will not, taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were or are made and (ii) all financial projections, if any, that have been or will be prepared by or on behalf of the Borrower and made available to any of the Commitment Parties, any Lender or any potential Lender (the “Projections”) have been or will be prepared in good faith based upon assumptions that are believed by you to be reasonable at the time made and at the time the related financial projections are made available (it being understood that such Projections are as to future events and are not to be viewed as facts, that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and that such differences may be material, that such Projections are subject to significant uncertainties and contingencies many of which are beyond your control, and that no assurance can be given that the projected results will be realized). If, at any time from the date hereof until the later of the Closing Date and the Syndication Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information or Projections were being furnished, and such representations and warranties were being made, at such time, then you agree to (or, with respect to any such Information or Projections relating to the Acquired Business or its operations or assets, use your commercially reasonable efforts to cause the Acquired Business to) promptly supplement the Information and/or Projections so that (with respect to Information or Projections relating to the Acquired Business or its operations or assets, to the best of your knowledge; and if otherwise, without qualification) the representations and warranties contained in this paragraph remain true and correct in all material respects under those circumstances.

In arranging and syndicating the Facilities, the Commitment Parties will be entitled to use, and to rely on the representations and warranties in the preceding paragraph relating to, any information furnished to us by or on behalf of the Borrower and its affiliates without responsibility for independent verification thereof.

Section 10.           Assignments.

The Borrower may not assign or delegate any of its rights or obligations under this Commitment Letter or the Fee Letter without our prior written consent, and any attempted assignment without such consent shall be null and void. No Commitment Party may assign or delegate any of its rights or obligations under this Commitment Letter or its commitment hereunder (except to one or more of its affiliates) other than as expressly permitted hereunder without the Borrower’s prior written consent; provided that any assignments to an affiliate will not relieve a Commitment Party from any of its obligations hereunder unless and until such affiliate shall have funded the portion of the commitment so assigned.

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Section 11.           Amendments.

Neither this Commitment Letter nor the Fee Letter may be amended or any provision hereof waived or modified except by an instrument in writing signed by each party hereto or thereto, as applicable.

Section 12.           Governing Law, Etc.

This Commitment Letter (and any claim, controversy or dispute arising under or related to any of the foregoing, whether based on contract, tort or otherwise) shall be governed by, and construed in accordance with, the law of the State of New York, without giving effect to any conflicts of law principles which would result in the application of the laws of another state; provided, however, that (A) the interpretation of the definition of “Material Adverse Effect” (as defined in the Acquisition Agreement) (and whether or not a Material Adverse Effect has occurred), (B) the determination of the accuracy of any Acquired Business Representation and whether as a result of any inaccuracy thereof you have the right (without regard to any notice requirement) to terminate your obligations (or to refuse to consummate the Acquisition) under the Acquisition Agreement and (C) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement (in each case without regard to the principles of conflicts of laws thereof, to the extent the same are not mandatorily applicable by statute and would require or permit the application of the law of another jurisdiction), in each case, shall be governed by, and construed in accordance with, the laws of the State of Maryland.

Each party hereto irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter, the Fee Letter, the Operative Documents, the transactions contemplated hereby or thereby or the actions of the parties hereto or any of their affiliates in the negotiation, performance or enforcement of this Commitment Letter, the Fee Letter or the Operative Documents.

Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of any state or federal court sitting in The City of New York, Borough of Manhattan, over any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter, the Operative Documents, the transactions contemplated hereby or thereby or the actions of the parties hereto or thereto or any of their affiliates in the negotiation, performance or enforcement of this Commitment Letter, the Fee Letter or the Operative Documents, and agrees that all claims in respect of any such action or proceeding shall be brought, heard and determined only in such New York State court or, to the extent permitted by law, in such federal court. Service of any process, summons, notice or document by registered mail addressed to any such party shall be effective service of process against such person for any suit, action or proceeding brought in any such court. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction such party is or may be subject by suit upon judgment.

Section 13.           Payments.

All payments under this Commitment Letter and the Fee Letter will, except as otherwise provided herein, be made in U.S. Dollars in New York, New York.

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To the fullest extent permitted by law, the Borrower will make all payments under this Commitment Letter and the Fee Letter regardless of any defense or counterclaim, including, without limitation, any defense or counterclaim based on any law, rule or policy which is now or hereafter promulgated by any governmental authority or regulatory body and which may adversely affect the Borrower’s obligation to make, or the right of the Commitment Parties to receive, such payments.

Section 14.           Miscellaneous.

This Commitment Letter and the Fee Letter contain the entire agreement between the parties relating to the subject matter hereof and supersede all oral statements and prior writings with respect thereto. Section headings herein are for convenience only and are not a part of this Commitment Letter. This Commitment Letter and the Fee Letter are solely for the benefit of the parties hereto and thereto (and Indemnified Persons, to the extent set forth in Section 6), and no other person shall acquire or have any rights under or by virtue of this Commitment Letter or the Fee Letter. This Commitment Letter is not intended to create a fiduciary relationship among the parties hereto, and the Borrower waives, to the fullest extent permitted by law, any claims it may have against any of the Commitment Parties or any of their affiliates for breach of fiduciary duty or alleged breach of fiduciary duty in connection with the transactions contemplated by this Commitment Letter and agrees that none of the Commitment Parties or any of their affiliates shall have any liability (whether direct or indirect) to the Borrower in respect of such a fiduciary duty claim or to any person asserting such a fiduciary duty claim on behalf of or in right of the Borrower. Any and all services to be provided by any of the Commitment Parties hereunder may be performed, and any and all rights of any of the Commitment Parties hereunder may be exercised, by or through any of such Commitment Party’s affiliates and branches and, in connection with the provision of such services, each Commitment Party may exchange with such affiliates and branches information concerning the Borrower and the other companies that may be the subject of the transactions contemplated by this Commitment Letter and, to the extent so employed, such affiliates and branches shall be entitled to the benefits afforded to the Commitment Parties hereunder, subject to the confidentiality provisions herein.

The indemnification, compensation, reimbursement, sharing of information, absence of fiduciary relationships, jurisdiction, governing law, venue, service of process, waiver of jury trial, syndication, market flex and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether the Operative Documents shall be executed and delivered and notwithstanding the termination or expiration of this Commitment Letter or the Commitment Parties’ commitments hereunder; provided that your obligations under this Commitment Letter (other than your obligations with respect to (a) assistance to be provided in connection with the syndication thereof (including supplementing and/or correcting Information and Projections) prior to the Syndication Date and (b) confidentiality) shall automatically terminate and be superseded by the provisions of the Operative Documents upon the initial funding thereunder, in each case solely to the extent covered thereby with retroactive application to the date hereof.

We hereby notify you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”), we and the other Lenders may be required to obtain, verify and record information that identifies the borrower and each guarantor under the Operative Documents, which information includes the name, address and tax identification number and other customary information regarding any such borrower or guarantor that will allow us and the other Lenders to identify any such borrower or guarantor in accordance with the Patriot Act. We and the other Lenders may also request corporate formation documents, or other forms of identification, to verify the information provided. This notice is given in accordance with the requirements of the Patriot Act and is effective as to each Lender. The Borrower hereby acknowledges and agrees that the Commitment Parties shall be permitted to share any or all such information with the Lenders.

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If any term, provision, covenant or restriction contained in this Commitment Letter is held by a court of competent jurisdiction to be invalid, void or unenforceable or against public policy, the remainder of the terms, provisions, covenants and restrictions contained herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated. The parties hereto shall endeavor in good faith negotiations to replace the invalid, void or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, void or unenforceable provisions.

This Commitment Letter may be executed in counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile or electronic (pdf) transmission shall be as effective as delivery of a manually executed counterpart hereof.

If the foregoing correctly sets forth our agreement with you, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning executed counterparts to this Commitment Letter and the Fee Letter to Mr. Stuart N. Berman (on behalf of the Commitment Parties), Citibank, N.A., 730 Veterans Memorial Highway, Hauppauge, New York 11788 (or by electronic (pdf) transmission to stuart.n.berman@citi.com) at or before 11:59 p.m. (New York City time) on November 29, 2015. If you do not return such executed counterparts prior to the date and time provided above, the commitment and other obligations of the Commitment Parties set forth in this Commitment Letter will automatically terminate. Please arrange for the executed originals to follow by next-day courier.

[Signature Pages Follow]

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Very truly yours,

CITIBANK, N.A.

By:	/s/ Stuart N. Berman
	Name:	Stuart N. Berman
	Title:	Vice President

[Signature Page to Commitment Letter]

ACCEPTED and agreed to as of the date

first written above:

COMTECH TELECOMMUNICATIONS CORP.

By:	/s/ Stanton D. Sloane
	Name:	Stanton D. Sloane
	Title:	President and Chief Executive Officer

[Signature Page to Commitment Letter]

Exhibit A
to
Commitment Letter

Transactions Description

All capitalized terms used herein but not defined herein shall have the meanings provided in the letter agreement to which this Exhibit A is attached or in the other Exhibits to such letter agreement, as applicable. The following transactions are referred to herein collectively as the “Transactions”.

1.	The Borrower will obtain new senior secured credit facilities, comprised of (i) a senior secured term loan “A” credit facility in an aggregate principal amount of up to $250,000,000 with the terms set forth in Exhibit B to the Commitment Letter (the “Term Loan Facility”) and (ii) a senior secured revolving credit facility in an aggregate principal amount of up to $150,000,000 with the terms set forth in Exhibit B to the Commitment Letter (the “Revolving Credit Facility” and, together with the Term Loan Facility, the “Facilities”).

2.	The Borrower will use the proceeds of the Term Loan Facility, up to $110,000,000 of the proceeds of loans under the Revolving Credit Facility and cash on hand at the Borrower and/or the Acquired Business for the purpose of (i) financing the acquisition by the Borrower or one of its wholly-owned subsidiaries of 100% of the equity interests of a company previously identified to us as “Typhoon” (together with its subsidiaries, the “Acquired Business”) pursuant to the Agreement and Plan of Merger, dated as of the date hereof by and among the Borrower, Typhoon Acquisition Corp., a Maryland corporation and a wholly owned subsidiary of the Borrower (“Merger Sub”), and Typhoon (together with all schedules, exhibits and annexes thereto, the “Acquisition Agreement”), (ii) repaying in full all outstanding indebtedness for borrowed money of the Acquired Business (or, in the case of the 7.75% Convertible Senior Notes due 2018 issued by Typhoon (the “Existing Typhoon Notes”), on the Closing Date (a) issuing an irrevocable notice of redemption for all such notes and (b) depositing funds with the indenture trustee for such notes sufficient to redeem them in full thirty days thereafter and to satisfy and discharge the governing indenture), (iii) repaying in full any and all outstanding indebtedness for borrowed money of the Borrower and its subsidiaries, including repaying in full any and all indebtedness, and terminating all commitments, under the Borrower’s existing secured revolving credit facility (as amended, amended and restated, supplemented or otherwise modified through the date hereof, the “Existing Credit Agreement”) (provided that letters of credit outstanding as of the Closing Date that were issued by Citi under the Existing Credit Agreement will be deemed issued by Citi under the Revolving Credit Facility pursuant to the terms of the Operative Documents) and (iv) paying the fees, costs and expenses referred to below (and each of the foregoing will be consummated on the Closing Date). Pursuant to the Acquisition Agreement, Merger Sub will commence a tender offer (the “Tender Offer”) to purchase all the equity interests of a company previously identified to us as “Typhoon” for aggregate cash consideration as provided in the Acquisition Agreement and consummate a short-form merger pursuant to 3-106.1 of the Maryland General Corporation Law, as amended (the “Merger”; the acquisition of 100% of the equity interests of “Typhoon” pursuant to the Tender Offer and the Merger is referred to as the “Acquisition”). Without limiting paragraph 1 of Exhibit C hereof, it is agreed that the cash purchase price to be provided for by the Acquisition Agreement will not exceed $5.00 per share.

3.	The Borrower will pay all fees, costs and expenses incurred in connection with the foregoing transactions.

A-1

Exhibit B
to
Commitment Letter

Comtech Telecommunications Corp.
$250,000,000 Senior Secured Term Loan A Facility
$150,000,000 Senior Secured Revolving Credit Facility
Summary of Principal Terms and Conditions

All capitalized terms used herein but not defined herein shall have the meanings provided in the letter agreement to which this Exhibit B is attached or in the other Exhibits to such letter agreement, as applicable.

Borrower:	Comtech Telecommunications Corp., a Delaware corporation (the “Borrower”).
Administrative Agent and Collateral Agent:

Citi will act as sole administrative agent and collateral agent (in such capacities, the “Agent”) for a syndicate of banks, financial institutions, investors and other lenders but excluding any Disqualified Lenders (together with the Initial Lenders, the “Lenders”), and will perform the duties customarily associated with such roles.

Arranger:

Citi, together with any other bookrunner or lead arranger appointed pursuant to the Commitment Letter, will act as joint bookrunner and joint lead arranger (collectively, in such capacities, the “Arrangers”) for the Facilities (as defined below), and will perform the duties customarily associated with such roles.

Facilities:	(A) A senior secured term loan “A” facility in an aggregate principal amount of $250,000,000 (the “Term Loan Facility”).

(B) A senior secured revolving credit facility in an aggregate principal amount of $150,000,000 (the “Revolving Credit Facility” and, together with the Term Loan Facility, the “Facilities”), of which up to an aggregate amount to be agreed upon will be available through a subfacility in the form of standby or trade letters of credit.

Purpose:

(A) The proceeds of the Term Loan Facility will be used by the Borrower on the Closing Date to (i) partially finance the Acquisition and (ii) to repay in full certain outstanding indebtedness, including, in each of the above cases, the payment of fees, costs and expenses in connection therewith.

(B) On the Closing Date, up to $110,000,000 of proceeds of loans under the Revolving Credit Facility will be used by the Borrower to partially finance the Acquisition, including the payment of fees, costs and expenses in connection therewith, and thereafter, the proceeds of loans under the Revolving Credit Facility will be used by the Borrower from time to time for working capital and general

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corporate purposes.

(C) Letters of credit will be used solely to support payment obligations incurred in the ordinary course of business by the Borrower and its subsidiaries, including replacing or backstopping any existing letters of credit outstanding on the Closing Date under the Existing Credit Agreement.

Letters of Credit:	Letters of credit under the Revolving Credit Facility will be issued by Citi (the “Issuing Bank”) (and letters of credit outstanding as of the Closing Date that were issued by Citi under the Existing Credit Agreement will be deemed issued by the Issuing Bank under the Revolving Credit Facility). Each letter of credit shall expire not later than the earlier of (a) 12 months after its date of issuance and (b) the fifth business day prior to the final maturity of the Revolving Credit Facility; provided, however, that any letter of credit may provide for automatic renewal thereof for additional periods of up to 12 months (which in no event shall extend beyond the date referred to in clause (b) above).

Drawings under any letter of credit shall be reimbursed by the Borrower no later than 1:00 p.m. (New York City time) on the first business day following a drawing. To the extent that the Borrower does not reimburse the Issuing Bank when required, the Lenders under the Revolving Credit Facility will be irrevocably obligated to reimburse the Issuing Bank pro rata based upon their respective Revolving Credit Facility commitments.

All letters of credit shall be denominated in U.S. dollars, and the issuance of all letters of credit shall be subject to the customary procedures of the applicable Issuing Bank.

Availability:	(A) The full amount of the Term Loan Facility must be drawn in a single drawing on the Closing Date. Amounts borrowed under the Term Loan Facility and repaid may not be reborrowed.

(B) Loans under the Revolving Credit Facility in an amount not to exceed $110,000,000 will be available on the Closing Date. After the Closing Date and at any time prior to the final maturity of the Revolving Credit Facility, loans under the Revolving Credit Facility will be available, in minimum principal amounts and upon notice to be agreed upon. Amounts repaid under the Revolving Credit Facility may be reborrowed within the foregoing limits, subject to satisfaction of applicable conditions.

Maturity and Amortization:	(A) The Term Loan Facility will mature on the date that is five years after the Closing Date (the “TL Maturity Date”). The Term Loan Facility will amortize (i) for the first year following the Closing Date, in equal quarterly installments in an aggregate annual amount equal to 5.00% of the initial aggregate principal amount of the Term Loan Facility, (ii) for the second year following the

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Closing Date, in equal quarterly installments in an aggregate annual amount equal to 7.50% of the initial aggregate principal amount of the Term Loan Facility, and (iii) for each year thereafter, in equal quarterly installments in an aggregate annual amount equal to 10.00% of the initial aggregate principal amount of the Term Loan Facility, with the balance due on the TL Maturity Date.

(B) The Revolving Credit Facility will mature and the commitments thereunder will terminate on the date that is five years after the Closing Date.

Uncommitted Incremental Facilities:	None.

Guarantees:	All obligations of the Borrower under the Facilities and under any interest rate protection or other hedging arrangements entered into with the Agent, an Arranger or an entity that is a Lender at the time of such transaction or any cash management arrangements established with any such person (collectively, “Hedging/Cash Management Arrangements”) (other than Excluded Swap Obligations (as defined below)) will be unconditionally guaranteed on a joint and several basis and on a senior secured first lien basis (the “Guarantees”) by each direct or indirect subsidiary of the Borrower (whether owned on the Closing Date or formed or acquired thereafter) (the “Guarantors”), in each case subject to customary exceptions and limitations to be mutually agreed; provided that (i) immaterial subsidiaries (to be defined in a customary manner), (ii) any subsidiary of the Borrower that is not wholly owned and is prohibited by the terms of applicable shareholder documents or otherwise from providing a Guarantee, (iii) not-for-profit subsidiaries, (iv) any direct or indirect subsidiary of the Borrower that (a) is a “controlled foreign corporation” as defined in Section 957 of the Internal Revenue Code of 1986, as amended (a “CFC”), (b) has no material assets other than equity interests in one or more foreign subsidiaries of the Borrower that are CFCs or (c) is a domestic subsidiary of a foreign subsidiary of the Borrower that is a CFC (which foreign subsidiary was acquired pursuant to a permitted acquisition and which domestic subsidiary did not become a subsidiary of such foreign subsidiary in anticipation of such acquisition) and (v) other subsidiaries to the extent the provision of a guarantee is prohibited by applicable law, rule or regulation or by any contractual obligation existing on the Closing Date (or, if later, on the date such subsidiary is acquired (and in each case not established in anticipation thereof)) from providing the Guarantees or that would require governmental (including regulatory) consent, approval, license or authorization to provide such Guarantees (unless such consent, approval, license or authorization has been received (it being agreed that the Borrower shall use commercially reasonable efforts to obtain any such consent, approval, license, or authorization)) shall not be required to be Guarantors.

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“Excluded Swap Obligations” means any obligation of any Guarantor to pay or perform under any agreement, contract, or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act (a “Swap”), if, and to the extent that, all or a portion of the guarantee by such Guarantor of, or the grant by such Guarantor or the Borrower of a security interest to secure, such Swap (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof).

Security:

Subject to the limitations set forth below in this section and, on the Closing Date, the Limited Conditionality Provisions, all obligations of the Borrower under the Facilities, the Guarantees, and any Hedging/Cash Management Arrangements will be secured on a first-priority basis by substantially all the assets of the Borrower and each Guarantor, whether owned on the Closing Date or thereafter acquired (collectively, the “Collateral”), including but not limited to: (a) a perfected first-priority pledge of all the equity interests held by the Borrower or any Guarantor (which pledge, in the case of any foreign subsidiary, shall be limited to 100% of the non-voting equity interests (if any) and 65% of the voting equity interests of such foreign subsidiary) and (b) perfected first-priority security interests in, and mortgages on, substantially all tangible and intangible assets of the Borrower and each Guarantor (including but not limited to accounts receivable, inventory, equipment, general intangibles, investment property, intellectual property, material fee-owned real property, cash, deposit and securities accounts, commercial tort claims, letter of credit rights, intercompany notes and proceeds of the foregoing), in each case subject to customary exceptions to be mutually agreed.

All the above-described pledges, security interests and mortgages shall be created on terms, and pursuant to documentation, reasonably satisfactory to the Agent (and, in the case of material fee-owned real property, by customary items such as satisfactory title insurance and surveys) and consistent with the Documentation Principles, and none of the Collateral shall be subject to any other liens, subject to customary and limited exceptions to be mutually agreed.

Mandatory Prepayments:	Loans under the Term Loan Facility shall be prepaid with (a) 100% of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property by the Borrower and its subsidiaries (including proceeds from the sale of equity securities of any subsidiary and insurance and condemnation proceeds) in excess of an amount to be agreed and subject to customary exceptions and customary reinvestment provisions to be agreed upon and (b) 100% of the net cash proceeds of issuances, offerings or placements of debt of the Borrower and its subsidiaries, excluding debt permitted

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to be incurred under the Operative Documents. Additionally, 50% of the net cash proceeds from any equity issuances by the Borrower shall be used to prepay loans under the Term Loan Facility (and thereafter, to repay any amounts drawn under the Revolving Credit Facility).

The above described mandatory prepayments shall be applied pro rata to reduce the remaining scheduled principal payments under the Term Loan Facility (and thereafter, to repay any amounts drawn under the Revolving Credit Facility).

Voluntary Prepayments/ Reductions in Commitments:

Voluntary prepayments of borrowings under the Facilities and voluntary reductions of the unutilized portion of the Revolving Credit Facility commitments may be made at any time, on three business days’ notice in the case of a prepayment of LIBOR Loans, or one business day’s notice in the case of a prepayment of Base Rate Loans, without premium or penalty, in minimum principal amounts to be agreed; provided that voluntary prepayments of LIBOR Loans made on a date other than the last day of an interest period applicable thereto shall be subject to customary breakage costs. Each voluntary prepayment of loans under the Term Loan Facility shall be applied to the remaining installments under the Term Loan Facility as directed by the Borrower.

Interest Rates:

At the Borrower’s option, loans under the Facilities may be maintained from time to time as (x) “Base Rate Loans”, which shall bear interest at the Base Rate in effect from time to time plus the Applicable Margin or (y) “LIBOR Loans”, which shall bear interest at the London interbank offered rate for U.S. dollars (adjusted for statutory reserve requirements) as determined by the Agent for the respective interest period (which, if negative, shall be deemed to be 0.00%) plus the Applicable Margin.

“Applicable Margin” shall mean the applicable percentage per annum based on the Borrower’s total net leverage ratio as set forth in the pricing grid set forth below; provided that, prior to the delivery by the Borrower to the Agent of its financial statements for the first full fiscal quarter of the Borrower completed after the Closing Date, the “Applicable Margin” shall mean a percentage per annum equal to (i) 3.25%, in the case of loans maintained as LIBOR Loans and (ii) 2.25%, in the case of loans maintained as Base Rate Loans:

Level	Total Net Leverage Ratio	Applicable Margin for LIBOR Loans	Applicable Margin for Base Rate Loans
I	≥ 3.50x	3.75%	2.75%
II	< 3.50x but ≥ 3.00x	3.25%	2.25%
III	< 3.00x but ≥	2.75%	1.75%

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2.50x
IV	< 2.50x	2.25%	1.25%

“Base Rate” shall mean the highest of (x) the rate that the Agent announces from time to time as its prime lending rate, as in effect from time to time, (y) 1/2 of 1% in excess of the federal funds effective rate, and (z) the London interbank offered rate for U.S. dollars for an interest period of one month (adjusted for statutory reserve requirements) plus 1.00%; provided that in no case shall the Base Rate be less than 0.00% per annum.

Interest periods of 1, 2, 3 and 6 months or, to the extent agreed to by all applicable Lenders, 12 months, shall be available in the case of LIBOR Loans.

Interest in respect of Base Rate Loans shall be payable quarterly in arrears on the last business day of each calendar quarter. Interest in respect of LIBOR Loans shall be payable in arrears at the end of the applicable interest period and every three months in the case of interest periods in excess of three months. Interest will also be payable at the time of repayment of any loans and at maturity. All interest on Base Rate Loans, LIBOR Loans and, if applicable, any fees shall be based on a 360-day year and actual days elapsed (or, in the case of Base Rate Loans determined by reference to the prime lending rate, a 365/366-day year and actual days elapsed).

Commitment Fees:	A commitment fee based on the Borrower’s total net leverage ratio as set forth in the pricing grid set forth below (provided that, prior to the delivery by the Borrower to the Agent of its financial statements for the first full fiscal quarter of the Borrower completed after the Closing Date, the commitment fee will be equal to 0.45% per annum) will be payable on the undrawn portion of the commitments in respect of the Revolving Credit Facility, payable quarterly in arrears after the Closing Date and upon the termination of the commitments thereunder, calculated from the Closing Date based on the actual number of days elapsed over a 360-day year. Such commitment fees shall be distributed to the Lenders participating in the Revolving Credit Facility pro rata in accordance with the amount of each such Lender’s Revolving Credit Facility commitment.

Level	Total Net Leverage Ratio	Commitment Fee
I	≥ 3.50x	0.50%
II	< 3.50x but ≥ 3.00x	0.45%
III	< 3.00x but ≥ 2.50x	0.40%

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IV	< 2.50x	0.35%

Letter of Credit Fees:

A per annum fee equal to the Applicable Margin for LIBOR Loans under the Revolving Credit Facility will accrue on the aggregate face amount of outstanding letters of credit under the Revolving Credit Facility, payable in arrears at the end of each quarter and upon the termination of the Revolving Credit Facility, in each case for the actual number of days elapsed over a 360-day year. Such fees shall be distributed to the Lenders participating in the Revolving Credit Facility pro rata in accordance with the amount of each such Lender’s Revolving Credit Facility commitment. In addition, the Borrower shall pay to the Issuing Bank, for its own account, (a) a fronting fee equal to 0.125% per annum of the aggregate face amount of outstanding letters of credit, payable in arrears at the end of each quarter and upon the termination of the Revolving Credit Facility, calculated based upon the actual number of days elapsed over a 360-day year, and (b) customary issuance and administration fees.

Default Interest:

Overdue principal, interest and other amounts shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any loan, 2.00% plus the rate otherwise applicable to such loan or (ii) in the case of any other amount, 2.00% plus the rate applicable to Base Rate Loans under the Term Loan Facility. Such interest shall be payable on demand.

Conditions Precedent to Initial Borrowings:	The initial borrowing under the Facilities will be subject solely to the Funding Conditions.

Conditions Precedent to Borrowings after the Closing Date:	Each borrowing under the Revolving Credit Facility after the Closing Date will be subject to satisfaction of the following conditions precedent: (i) all of the representations and warranties in the Operative Documents shall be true and correct in all material respects (or in all respects, if qualified by materiality) as of the date of such borrowing, (ii) no default or event of default shall have occurred and be continuing or would result from such borrowing and (iii) delivery of a customary borrowing notice.

Documentation:	The Operative Documents shall be negotiated in good faith and shall be consistent with this Commitment Letter and the Fee Letter and, except as otherwise provided herein or in the Fee Letter, shall contain such other terms as the Borrower and Arrangers mutually agree; it being understood and agreed that the Operative Documents shall (i) not include any conditions to the availability and initial funding of the Facilities on the Closing Date other than the Funding Conditions, (ii) give due regard to the definitive credit documents for a precedent transaction for a comparable borrower to be mutually and reasonably agreed, with modifications to reflect prevailing market conditions and the operational and strategic requirements of the Borrower and its subsidiaries in light of their

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size, industries and practices, and to reflect changes in law or accounting standards or cure mistakes or defects, (iii) contain administrative agency and other miscellaneous related administration provisions customary for the Agent and (iv) give effect to the Limited Conditionality Provisions and this paragraph (collectively, the “Documentation Principles”).

Representations and Warranties:	Usual and customary for facilities and transactions of this type, including: organization and powers; authorization and enforceability; governmental approvals and no conflicts (including no creation of liens); accuracy of financial statements; no material adverse change; payment of taxes; ownership of properties and possession under leases; intellectual property; absence of any actual or threatened actions, suits or proceedings and compliance with environmental laws; compliance with law, material agreements or instruments; compliance with anti-terrorism and money laundering laws and regulations and laws applicable to sanctioned persons, Office of Foreign Assets Protection Act (“OFAC”) and the Foreign Corrupt Practices Act (“FCPA”); inapplicability of the Investment Company Act of 1940; Federal Reserve regulations; payment of taxes; compliance with ERISA; accuracy of confidential information memorandum and other information; subsidiaries; insurance coverage; labor matters; solvency and validity and perfection and priority of security interests in the Collateral, in each case, subject to customary qualifications, standards, thresholds and other exceptions for materiality and “baskets” consistent with the Documentation Principles. Additionally, such representations and warranties related to Collateral matters shall be drafted in a manner to give effect to the Limited Conditionality Provisions.

Affirmative Covenants:	Usual and customary for facilities and transactions of this type, including: delivery of audited annual consolidated and consolidating financial statements for the Borrower, unaudited quarterly consolidated and consolidating financial statements for the Borrower and other financial information and other information, including information required under the PATRIOT Act; delivery of notices of default, litigation, material adverse change, ERISA events and other material matters; delivery of periodic certifications and updates regarding Guarantees and Collateral; maintenance of corporate existence and rights; payment and performance of obligations; maintenance of properties in good working order; maintenance of satisfactory insurance; notice of casualty and condemnation events; maintenance and inspection of books and properties; compliance with laws (including OFAC and FCPA); maintenance of policies and procedures for compliance with OFAC, FCPA, and other anti-terrorism and money laundering laws and laws applicable to sanctioned persons; use of proceeds and letters of credit; payment of taxes; and additional subsidiaries and further assurances, in each case, subject to customary qualifications, standards, thresholds and other exceptions for materiality and

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“baskets” consistent with the Documentation Principles.

Negative Covenants:	Usual and customary for facilities and transactions of this type, including: limitations on debt and preferred stock; limitations on liens; limitations on mergers, consolidations, liquidations and dissolutions and limitations on changes in business conducted; limitations on investments, loans, advances, guarantees and acquisitions; limitations on asset sales; limitations on sale-and-leaseback transactions; limitations on hedging arrangements; limitations on dividends or other distributions on capital stock, redemptions and repurchases of capital stock and prepayments, redemptions and repurchases of junior debt; limitations on transactions with affiliates; limitations on restrictions on liens and other restrictive agreements; limitations on amendments of junior debt agreements and organizational documents and limitation on changes in the fiscal year, in each case, subject to customary qualifications, standards, thresholds and other exceptions for materiality and “baskets” consistent with the Documentation Principles. Without limiting the foregoing, it is agreed that the limitation on dividends covenant will contain a basket that will permit the Borrower to make ordinary quarterly dividend payments in cash to its common stockholders in an aggregate amount not to exceed $6,250,000 per quarter (the “Quarterly Dividend Basket”), so long as no default or event of default has occurred or is continuing or would result therefrom and the Borrower is in pro forma compliance with the financial maintenance covenants described below. The Quarterly Dividend Basket shall be increased in an amount equal to the product of (x) $0.30 times (y) the number of shares of common stock issued (including exercise of stock option awards) by the Borrower after the Closing Date in exchange for cash proceeds; provided that the Quarterly Dividend Basket shall in no event exceed an amount to be agreed. Notwithstanding the foregoing, from the Closing Date until the six month anniversary of the Closing Date, the Quarterly Dividend Basket shall be equal to $5,000,000 for each of (I) the period from the Closing Date to the three month anniversary of the Closing Date and (II) the period from the three month anniversary of the Closing Date to the six month anniversary of the Closing Date, subject to increases in accordance with the immediately preceding sentence. In addition and without limiting the foregoing, from and after the six month anniversary of the Closing Date, the Borrower shall not be permitted to make dividends if, after giving effect to such dividend, the Borrower has a total net leverage ratio that is greater than 0.25x less than the maximum total net leverage ratio then applicable pursuant to the Leverage Ratio Covenant described below.

Financial Maintenance Covenants:	With respect to the Facilities, the Operative Documents will include (i) a maximum total net leverage ratio financial maintenance covenant requiring the Borrower to maintain a maximum total net leverage ratio of no greater than (a) initially, 4.00:1.00 and (b)

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thereafter, such lower ratios as provided for in a step-down grid to be set forth in the Operative Documents (the “Leverage Ratio Covenant”) and (ii) a minimum fixed charge coverage ratio maintenance covenant requiring the Borrower to maintain a minimum fixed charge coverage ratio of at least 1.25:1.00 (the “FCCR Covenant”).

For purposes of calculating the “total net leverage ratio” under the Operative Documents, unrestricted cash and cash equivalents held by the Borrower or a Guarantor in accounts over which the Agent has a perfected first priority security interest, in an amount not to exceed $50,000,000, will be netted against indebtedness.

For purposes of calculating the “fixed charge coverage ratio” under the Operative Documents, fixed charges will exclude dividends paid by the Borrower only if, on a pro forma basis after giving effect to all such dividend payments, the Borrower holds at least $50,000,000 in unrestricted cash and cash equivalents in accounts over which the Agent has a perfected first priority security interest.

Each of the Leverage Ratio Covenant and the FCCR Covenant will be tested quarterly on the last day of each fiscal quarter commencing with the last day of the first full fiscal quarter ended after the Closing Date.

Events of Default:	Usual and customary for facilities and transactions of this type, including: nonpayment of principal, interest, fees or other amounts; inaccuracy of representations and warranties; violation of covenants; cross default and cross acceleration to other material indebtedness; voluntary and involuntary bankruptcy or insolvency proceedings; inability to pay debts as they become due; material judgments; ERISA events; actual (or assertion by the Borrower or a Guarantor in writing of the) invalidity of security documents or Guarantees; and Change in Control (to be defined in a customary manner), in each case, with customary qualifications, grace periods, standards, thresholds and other exceptions for materiality and “baskets” consistent with the Documentation Principles.

Voting:	Amendments and waivers of the Operative Documents will require the approval of Lenders holding more than 50% of the aggregate amount of the extensions of credit and unused commitments under the Facilities, except that (a) the consent of each Lender adversely affected thereby shall be required with respect to, among other things, (i) increases or non-pro rata reductions in commitments, (ii) reductions or forgiveness of principal, interest or fees, (iii) extensions of scheduled amortization, final maturity or reimbursement dates or postponement of any payment dates, (iv) changes that impose any additional restriction on such Lender’s ability to assign any of its rights or obligations and (v) changes to the pro rata sharing provisions, (b) the consent of Lenders holding more than 50% of the aggregate amount of the extensions of credit and unused commitments under any class of the Facilities shall be

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required with respect to any amendment or waiver that by its terms adversely affects the rights of such class in respect of payments or Collateral in a manner different than such amendment or waiver affects the other class and (c) the consent of 100% of the Lenders shall be required with respect to (i) modifications to any of the voting percentages and (ii) releases of all or substantially all the Collateral or material Guarantees (other than in connection with any sale of Collateral or the relevant Guarantor permitted by the Operative Documents). The consent of the Agent or Issuing Bank shall be required with respect to amendments and waivers affecting its rights or duties.

Cost and Yield Protection:	Usual for facilities and transactions of this type, including customary tax gross-up provisions.

Assignments and Participation:

The Lenders will be permitted to assign all or a portion of their loans and commitments with the consent of (a) the Borrower (unless an event of default has occurred and is continuing or such assignment is to a Lender, an affiliate of a Lender or an Approved Fund (to be defined in a customary manner)); provided that consent of the Borrower (if required) shall be deemed to have been given if the Borrower has not responded within ten business days of a request for such consent, (b) the Agent (unless such assignment is an assignment of a loan under the Term Loan Facility to a Lender, an affiliate of a Lender or an Approved Fund) and (c) each Issuing Bank (unless such assignment is an assignment of a loan under the Term Loan Facility), in each case which consent shall not be unreasonably withheld. Each assignment (except to other Lenders or their affiliates) will be in a minimum amount of (a) $1,000,000 in respect of loans and commitments under the Revolving Credit Facility and (b) $1,000,000 in respect of loans and commitments under the Term Loan Facility, unless otherwise agreed by the Borrower (unless an event of default has occurred and is continuing) and the Agent. The Agent will receive a processing and recordation fee of $3,500, payable by the assignor and/or the assignee, with each assignment. Assignments will be by novation and will be required to be pro rata among the Facilities.

The Lenders will be permitted to sell participations in loans and commitments without restriction. Participants shall have the same benefits as the Lenders with respect to yield protection and increased cost provisions. Voting rights of participants shall be limited to matters that require the consent of all Lenders or all affected Lenders.

Pledges of loans in accordance with applicable law shall be permitted without restriction. Promissory notes shall be issued under the Facilities only upon request.

Expenses and Indemnification:	All reasonable and documented out-of-pocket costs and expenses of the Agent and its affiliates associated with the syndication of the Facilities, the Transactions, the preparation, negotiation, execution,

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delivery and administration of the Operative Documents and amendments, modifications and waivers thereof (including, without limitation, the reasonable fees, disbursements and other charges of counsel to the Agent and its affiliates as set forth in the Commitment Letter), as well as all reasonable and documented out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of letters of credit or any demand for payment thereunder, are to be paid by the Borrower, in each case regardless of whether any of the transactions contemplated hereby is consummated. In addition, all reasonable and documented out-of-pocket costs and expenses of the Agent, the Issuing Bank and the Lenders (including, without limitation, the reasonable and documented fees, disbursements and other charges of one counsel to all of the foregoing and (x) of one regulatory or specialty counsel to the foregoing with respect to any material regulatory and/or other specialty areas and (y) of one local counsel to the foregoing in each material jurisdiction) for enforcement costs associated with the Facilities are to be paid by the Borrower.

The Borrower will indemnify the Arranger, the Agent, the Issuing Bank, the Lenders and their respective affiliates and each of their respective directors, officers, employees, agents, trustees, representatives, attorneys, consultants and advisors (each, an “Indemnified Person”) and hold them harmless from and against any and all claims (including, without limitation, shareholder actions), damages, losses, liabilities and expenses (including, without limitation, reasonable and documented out-of-pocket fees and disbursements of counsel but limited, in the case of legal fees and expenses, to one counsel to such Indemnified Persons, taken as a whole, and, solely in the case of an actual or potential conflict of interest, one additional counsel to each set of similarly affected Indemnified Persons, taken as a whole (and, if reasonably necessary, (x) of one regulatory or specialty counsel with respect to any material regulatory and/or specialty areas and (y) of one local counsel in any material jurisdiction to all such persons, taken as a whole and, solely in the case of any such actual or potential conflict of interest, one additional counsel of the applicable type to each set of similarly affected Indemnified Persons)) that may be incurred by or asserted or awarded against any such Indemnified Person (including, without limitation, in connection with or relating to any investigation, litigation or proceeding or the preparation of a defense in connection therewith), in each case arising out of, in connection with or by reason of the Operative Documents, the Transactions (including, without limitation, the financings contemplated thereby or use of the proceeds thereof) or any transactions connected therewith or any claim, litigation, investigation or proceeding (regardless of whether such investigation, claim, litigation or proceeding is brought by the Borrower, any of its subsidiaries, affiliates, security holders or creditors, or an Indemnified Person or any other person, or whether an Indemnified Person is otherwise a party thereto) that relate to

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any of the foregoing; provided that no indemnified person will be indemnified to the extent that such losses, claims, damages, liabilities and related expenses of such indemnified person (a) are determined by a court of competent jurisdiction by a final, non-appealable judgment to have resulted from (x) such indemnified person’s bad faith, gross negligence or willful misconduct or (y) a material breach of the obligations of such Indemnified Person under the Commitment Letter or (b) result from a proceeding that is not the result of an act or omission by the Borrower or any of its affiliates and that is brought by an indemnified person against any other indemnified person (other than claims against any arranger or agent in its capacity or in fulfilling its role as an arranger or agent hereunder or any similar role with respect to the Facilities).

Governing Law and Forum:	New York.

Counsel to Agent and Arrangers:	Cravath, Swaine & Moore LLP.

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Exhibit C
to
Commitment Letter

Summary of Additional Conditions Precedent

All capitalized terms used herein but not defined herein shall have the meanings provided in the letter agreement to which this Exhibit C is attached or in the other Exhibits to such letter agreement, as applicable. The initial borrowing under the Facilities shall be subject to the satisfaction or waiver of the following conditions precedent (in each case, subject to the Limited Conditionality Provisions):

1.	The Acquisition shall be consummated in all material respects substantially contemporaneously with the initial funding under the Facilities in accordance with the terms described in the Commitment Letter and in the Acquisition Agreement (without any amendment, modification, supplement or waiver to the Acquisition Agreement or the Tender Offer or any consent or election thereunder that is material and adverse to the Lenders or the Arrangers without the prior written consent of the Arrangers) (it being understood and agreed that any increase in the purchase price shall not be material and adverse to the Lenders or the Arrangers so long as such increase is funded by cash common equity received by the Borrower (other than from a subsidiary) or, subject to paragraph 4 below, cash on the balance sheet of the Borrower). The Acquisition Agreement (including all schedules and exhibits thereto) and all other related documentation shall be in form and substance reasonably satisfactory to the Arrangers; provided that the Acquisition Agreement (including all schedules and exhibits thereto) provided to the Arrangers on November 22, 2015 is satisfactory to the Arrangers.

2.	Subject to the Limited Conditionality Provisions, the Operative Documents shall have been negotiated, executed and delivered on the terms set forth in the Commitment Letter and, with respect to any terms not specifically set forth in the Commitment Letter, on terms reasonably satisfactory to the Borrower and the Arrangers.

3.	The Acquired Business Representations shall be true and correct, and the Specified Representations shall be true and correct in all material respects.

4.	On the Closing Date and after giving effect to the Transactions, the Borrower shall have at least $50,000,000 in cash or cash equivalents on its balance sheet.

5.	Subject to the Limited Conditionality Provisions, the Arrangers shall have received reasonably satisfactory legal opinions, perfection certificates, corporate documents and officers’ and public officials’ certifications; a customary notice of borrowing; lien search results; organizational documents; customary evidence of authorization to enter into the Operative Documents; evidence of customary insurance; and good standing certificates in jurisdictions of formation/organization, in each case of the Borrower and the Guarantors. The Agent shall have received a customary solvency certificate from the chief financial officer of the Borrower in form and substance reasonably satisfactory to the Agent.

6.	Substantially contemporaneously with the initial funding under the Facilities, all outstanding indebtedness for borrowed money of the Borrower and its subsidiaries and of the Acquired Business (other than the Existing Typhoon Notes) shall have been repaid and all commitments, security interests and guarantees in connection therewith shall have been terminated and released (in each case, other than limited indebtedness and liens that the Arrangers reasonably agree may remain outstanding). After giving effect to the consummation of the Transactions, the Borrower

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and its subsidiaries (including, without limitation, the Acquired Business) shall have no outstanding preferred equity or debt for borrowed money other than (a) debt under the Facilities, (b) other limited debt for borrowed money permitted by the Arrangers and (c) the Existing Typhoon Notes; provided that on the Closing Date (i) an irrevocable notice of redemption for all such notes shall have been issued and (ii) funds sufficient for the redemption in full thereof thirty days thereafter and the satisfaction and discharge of the governing indenture shall have been deposited with the indenture trustee for such Existing Typhoon Notes.

7.	Subject in all respects to the Limited Conditionality Provisions, the Agent shall have a perfected, first priority lien on and security interest in all Collateral (free and clear of all liens, other than customary and limited exceptions to be agreed upon).

8.	All fees required to be paid on the Closing Date pursuant to the Commitment Letter and the Fee Letter and out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter (to the extent invoiced at least three days prior to the Closing Date) shall, upon the initial borrowing under the Facilities, have been paid.

9.	Each of the Arrangers shall have received, at least three business days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, that such Arranger has requested at least 10 days prior to the Closing Date.

10.	The Arrangers shall have received (a) (i) audited consolidated balance sheets and related statements of operations, stockholders’ equity and cash flows of the Borrower and its consolidated subsidiaries for the fiscal years ended July 31, 2013, July 31, 2014 and July 31, 2015 and (ii) unaudited consolidated balance sheets and related statements of operations, stockholders’ equity and cash flows of the Borrower and its consolidated subsidiaries for each fiscal quarter (other than any fourth fiscal quarter) ended after July 31, 2015 and at least 45 days prior to the Closing Date, (b) (i) audited consolidated statements of financial position and related statements of income, changes in equity, comprehensive income and cash flows of the Acquired Business for the fiscal years ended December 31, 2012, December 31, 2013 and December 31, 2014 and each subsequent fiscal year ended at least 90 days prior to the Closing Date and (ii) unaudited consolidated statements of financial position and related statements of income, changes in equity, comprehensive income and cash flows of the Acquired Business for March 31, 2015, June 30, 2015, September 30, 2015 and each subsequent fiscal quarter (other than any fourth fiscal quarter) ended at least 45 days prior to the Closing Date and (c) a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Borrower as of, and for the twelve-month period ending on, the last day of the most recently completed four-fiscal quarter period for which financial statements of the Borrower pursuant to clause (a) above has been delivered, in each case prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such income statement) and prepared in a manner reasonably satisfactory to the Arrangers.

11.	The Arrangers shall have received the financial statements required to be delivered pursuant to paragraph 10 above and all other financial, marketing and other information reasonably requested by the Arrangers and customarily provided by borrowers in the preparation of a confidential information memorandum for the syndication of the Facilities (the “Required Information”). The Arrangers shall have been afforded a period (the “Marketing Period”) of 19 consecutive business days (ending on the business day immediately prior to the Closing Date) after receipt of

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the Required Information to syndicate the Facilities; provided that such 19 consecutive business day period shall not commence prior to January 4, 2016; provided further that and for the avoidance of doubt, to the extent the Arrangers shall have received the Required Information prior to January 4, 2016, the Marketing Period shall commence on January 4, 2016.

12.	Since January 1, 2015, there shall not have occurred any change, event, effect or occurrence that has had or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect (as defined in the Acquisition Agreement last made available to Citi prior to its execution of the Commitment Letter) with respect to the Acquired Business.

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